   As filed with the Securities and Exchange Commission on September 26, 2000
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                       APPLIED MICRO CIRCUITS CORPORATION
             (Exact name of registrant as specified in its charter)

                                --------------

             Delaware                              3674                            94-2586591
      (State or jurisdiction           (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)            Identification No.)

                              6290 Sequence Drive
                              San Diego, CA 92121
                                 (858) 450-9333
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                               WILLIAM E. BENDUSH
    Vice President, Finance and Administration, and Chief Financial Officer
                       APPLIED MICRO CIRCUITS CORPORATION
                    6290 Sequence Drive, San Diego, CA 92121
                                 (858) 450-9333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:
                             D. Bradley Peck, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                              San Diego, CA 92121
                                 (858) 550-6000

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                                 Proposed        Proposed
                                                     Amount      Maximum          Maximum
    Amount of Title of Each Class Registration       to be    Offering Price     Aggregate
          of Securities to be Registered           Registered  Per Share(1)  Offering Price(1)  Fee
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share...........    85,644      $185.25        $15,865,551    $4,189
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933, solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq National Market on September 19, 2000.

                                --------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities cannot be sold until the registration statement filed with the + +securities and exchange commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2000

                                 85,644 Shares

                       APPLIED MICRO CIRCUITS CORPORATION

                                  Common Stock

                                 ------------

  We are registering 85,644 shares of our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

  Our common stock is listed on The Nasdaq National Market under the symbol "AMCC." On September 25, 2000, the last reported sale price for our common stock was $199 per share.

                                 ------------

  Investing in our common stock involves risks. See "Risk Factors," beginning on page 4.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus is                 , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Applied Micro Circuits Corporation.........................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................  16
Selling Stockholders.......................................................  16
Plan of Distribution.......................................................  17
Legal Matters..............................................................  17
Experts....................................................................  17
Where You Can Find More Information........................................  18
Disclosure Regarding Forward-Looking Statements............................  19

                               ----------------

   You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                       APPLIED MICRO CIRCUITS CORPORATION

   Unless the context requires otherwise, references in this prospectus to "we," "us," "our" and "AMCC" refer to Applied Micro Circuits Corporation and its wholly owned subsidiaries, and subject to the completion of the proposed merger between MMC Networks, Inc. and our wholly owned subsidiary, Mercury Acquisition Corp.

   We design, develop, manufacture and market high-performance, high-bandwidth silicon solutions for the world's optical networks. We utilize a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit, or IC, products that enable the transport of voice and data over fiber optic networks. Our customers include leading communications equipment manufacturers such as Alcatel, Ciena, Cisco, JDS Uniphase, Lucent, Marconi Communications and Nortel as well as emerging communications systems providers such as Juniper Networks and Sycamore Networks.

   Our objective is to be the premier supplier of high-bandwidth silicon ICs for the world's optical networks. Our strategies for achieving this objective include:

  . Focusing on high-growth, fiber optic-based network markets;

  . Providing complete IC solutions to our customers and aggressively integrating product functionality; and

  . Leveraging expertise in multiple silicon-process technologies to provide cost-effective, optimized solutions.

   Our products target the Synchronous Optical Network, or SONET, Synchronous Digital Hierarchy, or SDH, Asynchronous Transfer Mode, or ATM, Gigabit Ethernet and Fibre Channel semiconductor markets. In addition, we recently introduced silicon ICs targeted for Dense Wave Division Multiplexing, or DWDM, systems. We provide our customers with complete silicon IC solutions ranging from physical media dependent devices, such as laser drivers, and physical layer products, such as transceivers, to overhead processor products, such as framers and mappers. Our products span data rates from OC-3, or 155 megabits per second, to OC-192, or 10 gigabits per second. We also supply silicon ICs for the automated test equipment, or ATE, high-speed computing and military markets.

   We manufacture a significant portion of our IC products at our fabrication facility in San Diego, California. We also utilize outside fabrication facilities for the production of products designed on CMOS processes and silicon germanium BiCMOS processes.

   On August 28, 2000, we entered an Agreement and Plan of Merger and Reorganization with MMC Networks and our wholly owned subsidiary, Mercury Acquisition Corp. If the merger contemplated by this agreement is completed, MMC Networks will become one of our wholly owned subsidiaries. Based upon the number of shares of our common stock outstanding on the date of the merger agreement, and assuming no exercise of outstanding options, warrants or other rights to purchase our common stock, the former holders of MMC Networks common stock would hold and have voting power with respect to approximately 14% of our total issued and outstanding shares of common stock after completion of the merger. MMC Networks designs, develops and markets network processing platforms that enable network and communications equipment vendors to rapidly develop scalable, high-performance, feature-rich, cost-effective products. MMC Networks' platforms include fully programmable, policy-enabled network processors, an open, extensible software architecture, high-capacity switching fabrics, and integrated traffic management capabilities, complemented by system design and consulting services. MMC platforms form the silicon "engines" of many Layer 2 through Layer 7 wide area network, or WAN, and local area network, or LAN, switches and routers, broadband, optical, web switching, subscriber management, and other communications platforms.

   Our principal executive offices are located at 6290 Sequence Drive, San Diego, CA 92121, and our telephone number is (858) 450-9333.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the following information about these risks, as well as the other information contained or incorporated by reference in this prospectus, before you decide to buy any of our common stock.

Our operating results may fluctuate because of a number of factors, many of which are beyond our control.

   If our operating results are below the expectations of public market analysts or investors, then the market price of our common stock could decline. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict are:

  . the reduction, rescheduling or cancellation of orders by customers, whether as a result of stockpiling of our products or otherwise;

  . fluctuations in the timing and amount of customer requests for product shipments;

  . the availability of external foundry capacity, purchased parts and raw materials;

  . increases in the costs of products by suppliers;

  . discontinuance of products by suppliers;

  . fluctuations in product life cycles;

  . fluctuations in manufacturing output, yields and inventory levels or other potential problems or delays in the fabrication, assembly testing or delivery of our products;

  . changes in the mix of products that our customers buy;

  . our ability to introduce new products and technologies on a timely basis;

  . the announcement or introduction of products and technologies by our competitors;

  . competitive pressures on selling prices;

  . market acceptance of our products and of our customers' products;

  . the amounts and timing of costs associated with warranties and product returns;

  . the amounts and timing of investments in research and development;

  . the amount and timing of the costs associated with payroll taxes related to stock option exercises;

  . the timing of depreciation and other expenses that we expect to incur in connection with any expansion of our manufacturing capacity;

  . costs associated with acquisitions and the integration of acquired operations;

  . costs associated with compliance with applicable environmental regulations or remediation;

  . costs associated with litigation, including without limitation, litigation or settlements relating to the use or ownership of intellectual property;

  . the ability of our customers to obtain components from their other suppliers;

  . general communications systems industry and semiconductor industry conditions; and

  . general economic conditions.

   Our expense levels are relatively fixed and are based, in part, on our expectations of future revenues. We are continuing to increase our operating expenses for additional manufacturing capacity, personnel and new product development. We have limited ability to reduce expenses quickly in response to any revenue shortfalls.

Our business, financial condition and operating results would be harmed if we do not achieve anticipated revenues. We can have revenue shortfalls for a variety of reasons, including:

  . significant pricing pressures that occur because of declines in average selling prices over the life of a product;

  . sudden shortages of raw materials or production capacity constraints that lead our suppliers to allocate available supplies or capacity to customers with resources greater than us and, in turn, interrupt our ability to meet our production obligations;

  . fabrication, test or assembly capacity constraints for internally manufactured devices which interrupt our ability to meet our production obligations; and

  . the reduction, rescheduling or cancellation of customer orders.

   Our business is characterized by short-term orders and shipment schedules, and customer orders typically can be canceled or rescheduled without significant penalty to the customer. Because we do not have substantial noncancellable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand which are highly unpredictable and can fluctuate substantially. From time to time, in response to anticipated long lead times to obtain inventory and materials from our outside suppliers and foundries, we may order materials in advance of anticipated customer demand. This advance ordering might result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize, or other factors render the customers' products less marketable. We currently anticipate that an increasing portion of our revenues in future periods will be derived from sales of application-specific standard products, or ASSPs, as compared to application specific integrated circuits, or ASICs. Customer orders for ASSPs typically have shorter lead times than orders for ASICs, which may make it increasingly difficult for us to predict revenues and inventory levels and adjust production appropriately. If we are unable to plan inventory and production levels effectively, our business, financial condition and operating results could be materially harmed.

A disruption in the manufacturing capabilities of our outside foundries would negatively impact the production of certain of our products.

   We rely on outside foundries for the manufacture of certain products, including all of our products designed on CMOS processes and silicon germanium processes. The outside foundries manufacture our products on a purchase order basis. We expect that, for the foreseeable future, a single foundry will manufacture certain products. Since we place orders on a purchase order basis, these suppliers can allocate, and in the past have allocated, capacity to the production of other companies' products while reducing deliveries to us on a short notice. Because establishing relationships and ramping production with new outside foundries takes several months to over a year, there is no readily available alternative source of supply for these products. A manufacturing disruption experienced by one or more of our outside foundries or a disruption of our relationship with an outside foundry would negatively impact the production of certain of our products for a substantial period of time. The transition to the next generation of manufacturing technologies at one or more of our outside foundries could be unsuccessful or delayed.

If we do not successfully expand our manufacturing capacity on time, we may face serious capacity constraints.

   We currently manufacture a significant portion of our IC products at our fabrication facility in San Diego, California, and we are currently expanding this facility. We believe that when the expansion is completed we will be able to satisfy our production needs of the products built in the San Diego facility through the end of fiscal 2001, although this date may vary depending on, among other things, our rate of growth. We will be required to hire, train and manage additional production personnel in order to increase production capacity as scheduled. In addition, to further expand our capacity to fabricate ICs using a bipolar process, we entered into a foundry agreement with a third party fabrication facility. We will have to install our fabrication processes at this foundry, qualify our processes at this foundry and then ramp production volumes at this foundry. If we cannot expand our internal capacity on a timely basis, we could experience significant capacity constraints that could render us unable to meet customer demand or force us to spend more to meet demand. The depreciation and other expenses that we will incur in connection with the expansion of our manufacturing capacity may harm our gross margin in any future fiscal period.

   We are exploring alternatives for the further expansion of our manufacturing capacity, including:

  . entering into strategic relationships to obtain additional capacity;

  . building a new fabrication facility; or

  . purchasing a fabrication facility.

   Any of these alternatives could require a significant investment by us. We cannot assure you that any of the alternatives for expansion of our manufacturing capacity will be available on a timely basis or that we will be able to manage our growth and effectively integrate our expansion into our current operations.

   The cost of any investment we may have to make to expand our manufacturing capacity is expected to be funded through a combination of available cash, cash equivalents and short-term investments, cash from operations and additional debt, lease or equity financing. We may not be able to obtain the additional financing necessary to fund the construction and completion of the expanded manufacturing facility.

   Expanding our current fabrication facility, building a new fabrication facility or purchasing a fabrication facility entails significant risks, including:

  . shortages of materials and skilled labor;

  . unforeseen environmental or engineering problems;

  . work stoppages;

  . weather interferences; and

  . unanticipated cost increases.

   Any one of these risks could have a material adverse effect on the building, equipping and production start-up of a new facility or the expansion of our existing facility. Unexpected changes or concessions required by local, state or federal regulatory agencies with respect to necessary licenses, land use permits, site approvals and building permits could involve significant additional costs and delay the scheduled opening of the expansion or new facility and could reduce our anticipated revenues. Also, the timing of commencement of operation of our expanded or new facility will depend upon the availability, timely delivery, successful installation and testing of the necessary process equipment. As a result of the foregoing and other factors, our expanded or new facility may not be completed and in volume production within the current budget or within the period currently scheduled. We may be unable to achieve adequate manufacturing yields in our expanded or new facility in a timely manner, and our revenues may not increase commensurate with the anticipated increase in manufacturing capacity associated with the expanded or new facility. In the future, we may be required for competitive reasons to make additional capital investments in the existing fabrication facility or to accelerate the timing of the construction of a new fabrication facility in order to expedite the manufacture of products based on more advanced manufacturing processes.

Our operating results substantially depend on manufacturing output and yields, which may not meet expectations.

   We manufacture most of our ICs at our San Diego fabrication facility. Manufacturing ICs requires manufacturing tools which are unique to each product being produced. If one of these unique manufacturing tools was damaged or destroyed, then our ability to manufacture the related product would be impaired and our business would suffer until the tool were repaired or replaced.

   Our yields decline whenever a substantial percentage of wafers must be rejected or a significant number of die on each wafer are nonfunctional. Such declines can be caused by many factors, including minute levels of contaminants in the manufacturing environment, design issues, defects in masks used to print circuits on a wafer and difficulties in the fabrication process. The ongoing expansion of the manufacturing capacity of our existing fabrication facility could increase the risk of contaminants in the facility. In addition, design iterations and process changes by our suppliers can cause a risk of contamination. Many of these problems are difficult to diagnose, and are time consuming and expensive to remedy and can result in shipment delays.

   We estimate yields per wafer in order to estimate the value of inventory. If yields are materially different than projected, work-in-process inventory may need to be revalued. We have in the past, and may in the future from time to time, take inventory write-downs as a result of decreases in manufacturing yields. We may suffer periodic yield problems in connection with new or existing products or in connection with the commencement of production in a new or expanded manufacturing facility.

   In addition, our manufacturing output or yields may decline as a result of power outages, accidents, natural disasters or other disruptions to the manufacturing process.

   Because the majority of our costs of manufacturing are relatively fixed, yield decreases can result in substantially higher unit costs and may result in reduced gross profit and net income. Yield decreases could force us to allocate available product supply among customers, which could potentially harm customer relationships.

Our dependence on third-party manufacturing and supply relationships increases the risk that we will not have an adequate supply of products to meet demand or that our cost of materials will be higher than expected.

   The risks associated with our dependence upon third parties which manufacture, assemble or package certain of our products, include:

  . the potential lack of adequate capacity during periods of excess demand;

  . reduced control over delivery schedules and quality;

  . risks of inadequate manufacturing yields and excessive costs;

  . difficulties selecting and integrating new subcontractors;

  . limited warranties on products supplied to us;

  . potential increases in prices; and

  . potential misappropriation of our intellectual property.

   Difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of outside foundries can lead to reduced yields. The process technology of an outside foundry is typically proprietary to the manufacturer. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems may require cooperation between ourselves and our manufacturer. This risk could be compounded by the offshore location of certain of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. Manufacturing defects that we do not discover during the manufacturing or testing process may lead to costly product recalls. These risks may lead to increased costs or delay product delivery, which would harm our profitability and customer relationships.

If the subcontractors we use to manufacture our products discontinue the manufacturing processes needed to meet our demands, or fail to upgrade their technologies needed to manufacture our products, we may face production delays.

   Our requirements typically represent a very small portion of the total production of the third-party foundries. As a result, we are subject to the risk that a producer will cease production on an older or lower-volume process that it uses to produce our parts. We cannot be certain our external foundries will continue to devote resources to the production of our products or continue to advance the process design technologies on which the manufacturing of our products are based. Each of these events could increase our costs and harm our ability to deliver our products on time.

   Due to an industry transition to six-inch, eight-inch and twelve-inch wafer fabrication facilities, there is a limited number of suppliers of the four-inch wafers that we use to build products in our existing manufacturing facility, and we rely on a single supplier for these wafers. Although we believe that we will have sufficient access to four-inch wafers to support production in our existing fabrication facility for the foreseeable future, we cannot be certain that our current supplier will continue to supply us with four-inch wafers on a long-term basis. The availability of manufacturing equipment needed for a four-inch process is limited, and certain new equipment required for more advanced processes may not be available for a four-inch process.

We must develop or otherwise gain access to improved process technologies.

   Our future success will depend upon our ability to continue to improve existing process technologies, to develop or acquire new process technologies including silicon germanium processes, and to adapt our process technologies to emerging industry standards. In the future, we may be required to transition one or more of our products to process technologies with smaller geometries, other materials or higher speeds in order to reduce costs and/or improve product performance. We may not be able to improve our process technologies and develop or otherwise gain access to new process technologies, including but not limited to silicon germanium process technologies, in a timely or affordable manner. In addition, products based on these technologies may not achieve market acceptance.

Our customers are concentrated, so the loss of one or more key customers could significantly reduce our revenues and profits.

   A relatively small number of customers has accounted for a significant portion of our revenues in any particular period. We have no long-term volume purchase commitments from any of our major customers. We anticipate that sales of products to relatively few customers will continue to account for a significant portion of our revenues. If a significant customer overstocked our products, additional orders for our products could be harmed. A reduction, delay or cancellation of orders from one or more significant customers or the loss of one or more key customers could significantly reduce our revenues and profits. We cannot assure you that our current customers will continue to place orders with us, that orders by existing customers will continue at current or historical levels or that we will be able to obtain orders from new customers.

   Our ability to maintain or increase sales to key customers and attract new significant customers is subject to a variety of factors, including:

  . customers may stop incorporating our products into their own products with limited notice to us and suffer little or no penalty;

  . design wins with customers may not result in significant sales to such customers;

  . the introduction of a customer's significant new products may be late or less successful in the market than planned;

  . a significant customer's product line using our products may rapidly decline or be phased out;

  . significant customers may not incorporate our products in their future product designs;

  . agreements with customers typically do not require them to purchase a minimum amount of our products;

  . many of our customers have pre-existing relationships with current or potential competitors that may cause them to switch from our products to competing products;

  . we may not be able to successfully develop relationships with additional significant network equipment vendors; and

  . our relationship with some of our larger customers may deter other potential customers (who compete with these customers) from buying our products.

   Any one of the factors above could have a material adverse effect on our business, financial condition and results of operation.

Our future success depends in part on the continued service of our key design engineering, sales, marketing and executive personnel and our ability to identify, hire and retain additional personnel.

   There is intense competition for qualified personnel in the semiconductor industry, in particular design engineers, and we may not be able to continue to attract and train engineers or other qualified personnel necessary for the development of our business or to replace engineers or other qualified personnel who may leave our employ in the future. Our anticipated growth is expected to place increased demands on our resources and will likely require the addition of new management personnel and the development of additional expertise by existing management personnel. Loss of the services of, or failure to recruit, key design engineers or other technical and management personnel could be significantly detrimental to our product and process development programs.

Periods of rapid growth and expansion could continue to place a significant strain on our limited personnel and other resources.

   To manage expanded operations effectively, we will be required to continue to improve our operational, financial and management systems and to successfully hire, train, motivate and manage our employees. The integration of past and future potential acquisitions and the expansion of our manufacturing capacity will require significant additional management, technical and administrative resources. We cannot be certain that we will be able to manage our growth or effectively integrate a new or expanded wafer fabrication facility into our current operations.

An important part of our strategy is to continue our focus on the markets for high-speed communications ICs. If we are unable to expand our share of these markets further, our revenues could stop growing and may decline.

   Our markets frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. If our products are unable to support the new features or performance levels required by OEMs in these markets, we would be likely to lose business from an existing or potential customer and, moreover, would not have the opportunity to compete for new design wins until the next product transition occurs. If we fail to develop products with required features or performance standards, or if we experience a delay as short as a few months in bringing a new product to market, or if our customers fail to achieve market acceptance of their products, our revenues could be significantly reduced for a substantial period.

   A significant portion of our revenues in recent periods has been, and is expected to continue to be, derived from sales of products based on SONET, SDH and ATM transmission standards. If the communications market evolves to new standards, we may not be able to successfully design and manufacture new products that address the needs of our customers or gain substantial market acceptance. Although we have developed products for the Gigabit Ethernet and Fibre Channel communications standards, volume sales of these products are modest, and we may not be successful in addressing the market opportunities for products based on these standards.

Our markets are subject to rapid technological change, so our success depends heavily on our ability to develop and introduce new products.

   The markets for our products are characterized by:

  . rapidly changing technologies;

  . evolving and competing industry standards;

  . short product life cycles;

  . changing customer needs;

  . emerging competition;

  . frequent new product introductions and enhancements;

  . increased integration with other functions; and

  . rapid product obsolescence.

   To develop new products for the communications markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to develop technical and design expertise. In addition, we must have our products designed into our customers' future products and maintain close working relationships with key customers in order to develop new products that meet customers' changing needs. We must respond to changing industry standards, trends towards increased integration and other technological changes on a timely and cost-effective basis. If we fail to achieve design wins with key customers, our business will significantly suffer because once a customer has designed a supplier's product into its system, the customer typically is extremely reluctant to change its supply source due to significant costs associated with qualifying a new supplier.

   Products for communications applications, as well as for high-speed computing applications, are based on industry standards that are continually evolving. Our ability to compete in the future will depend on our ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render our products incompatible with products developed by major systems manufacturers. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins. We may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.

The markets in which we compete are highly competitive and subject to rapid technological change, price erosion and heightened international competition.

   The communications IC market is highly competitive and we expect that competition will increase in these markets. Our ability to compete successfully in our markets depends on a number of factors, including:

  . success in designing and subcontracting the manufacture of new products that implement new technologies;

  . product quality, reliability and performance;

  . customer support;

  . time-to-market;

  . price;

  . the efficiency of production;

  . design wins;

  . expansion of production of our products for particular systems manufacturers;

  . end-user acceptance of the systems manufacturers' products;

  . market acceptance of competitors' products; and

  . general economic conditions.

   In addition, our competitors or customers may offer enhancements to our existing products or offer new products based on new technologies, industry standards or customer requirements including, but not limited to, all optical networking systems that are available to customers on a more timely basis than comparable products from us or that have the potential to replace or provide lower-cost or higher performance alternatives to our products. The introduction of enhancements or new products by our competitors could render our existing and future products obsolete or unmarketable. We expect that certain of our competitors and other semiconductor companies may seek to develop and introduce products that integrate the functions performed by our IC products on a single chip, thus eliminating the need for our products.

   In the communications markets, we compete primarily against Conexant, Giga (acquired by Intel), Lucent, Maxim, Philips, PMC-Sierra, Infineon, TriQuint and Vitesse. Some of these companies have significantly greater financial and other resources than us, and some of these companies use other process technology such as gallium arsenide which may have certain advantages over technology we currently use. In certain circumstances, most notably with respect to ASICs supplied to Nortel, our customers or potential customers have internal IC manufacturing capabilities.

We expect revenues that are currently derived from non-communications markets will decline in future periods.

   We have derived significant revenues from product sales to customers in the automated test equipment, or ATE, high-speed computing and military markets and currently anticipate that we will continue to derive revenues from sales to customers in these markets in the near term. We are not currently funding product development efforts in these markets, and we expect that revenues from products in these markets will decline in future periods. The market for ATE and high-speed computing IC products is subject to extreme price competition, and we may not be able to reduce the costs of manufacturing high-speed computing IC products in response to declining average selling prices.

   We expect that certain competitors will seek to develop and introduce products that integrate the functions performed by our ATE and high speed computing IC products on single chips. One or more of our customers may choose to utilize discrete components to perform the functions served by our high-speed computing IC products or may use their own design and fabrication facilities to create a similar product. In either case, the need for ATE and high-speed computing customers to purchase our IC products could be eliminated.

We have in the past and may in the future make acquisitions where advisable, which will involve numerous risks. There is no assurance that we will be able to address these risks successfully without substantial expense, delay or other operational or financial problems.

   The risks involved with acquisitions include:

  . diversion of management's attention;

  . failure to retain key personnel;

  . amortization of acquired intangible assets;

  . client dissatisfaction or performance problems with an acquired firm;

  . the cost associated with acquisitions and the integration of acquired operations; and

  . assumption of unknown liabilities, or other unanticipated events or circumstances.

   A future acquisition could adversely affect operating results. In particular, if we were to acquire a company or assets and record the acquisition as a purchase, we may capitalize a significant goodwill asset. This asset would be amortized over its expected period of benefit. The resulting amortization expense could seriously impact operating results for many years.

   In addition, acquisitions accounted for using the pooling of interest methods of accounting are subject to rules established by the Financial Accounting Standards Board and the Securities and Exchange Commission. These rules are complex and the interpretation of them is subject to change. The availability of pooling of interests accounting treatment for a business combination depends in part upon circumstances and events occurring after the effective time. The failure of a past business combination or a future potential business combination that has been accounted for under the pooling of interests accounting method to qualify for this accounting treatment would materially harm our reported and future earnings and likely, the price of our common stock.

   Any of these risks could materially harm our business, financial condition and results of operations. We cannot assure you that any business that we acquire will achieve anticipated revenues or operating results.

The proposed merger with MMC Networks may not be completed or we may not realize the anticipated benefits of the merger.

   We entered the merger agreement with MMC Networks with the expectation that the merger will result in benefits to us including:

  . combining complementary technologies to permit us to provide products with more complete solutions than we can now provide on our own;

  . a combined company with greater financial, technology and human resources for developing new products and providing greater sales and marketing resources to promote and sell our products; and

  . providing us with access to MMC Networks' customer base to increase distribution of our products.

   The proposed merger may not be completed. The merger agreement may be terminated by MMC Networks or us for a number of reasons, including if the MMC Networks stockholders do not approve the merger.

   If the merger is completed, we may not be able to achieve the anticipated benefits of the merger. Our success in achieving these benefits will depend on whether we can integrate the technology, operations and personnel of the two companies in a timely and efficient manner. We must minimize the risk that the merger will result in the loss of key employees or the continued diversion of our management's attention. The integration of sales of MMC Networks' products into our business model may jeopardize our success. MMC Networks' technology and products address the network processor market, which is a new market for us.

   The costs associated with the integration will be substantial. These costs will negatively affect our operating results and may cause a decline in the market price of our common stock.

   We cannot assure you that MMC Networks will be successfully integrated or that we will realize any of the anticipated benefits. Failure to complete the merger and integrate the two companies could have a material adverse effect on our business, financial condition and operating results.

We may not be able to protect our intellectual property adequately.

   We rely in part on patents to protect our intellectual property. We cannot assure you that our pending patent applications or any future applications will be approved, or that any issued patents will provide us with competitive advantages or will not be challenged by third parties, or that if challenged, will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes or design around any patents that may be issued to us.

   To protect our intellectual property, we also rely on the combination of mask work protection under the Federal Semiconductor Chip Protection Act of 1984, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements. Despite these efforts, we cannot be certain that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, or disclose such intellectual property or trade secrets, or that we can meaningfully protect our intellectual property.

We could be harmed by litigation involving patents and proprietary rights.

   Litigation may be necessary to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or misappropriation. The semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. Such litigation could result in substantial costs and diversion of resources, including the attention of our management and technical personnel and could have a material adverse effect on our business, financial condition and results of operations. We may be accused of infringing the intellectual property rights of third parties. We have certain indemnification obligations to customers with respect to the infringement of third-party intellectual property rights by our products. We cannot be certain that infringement claims by third parties or claims for indemnification by customers or end users resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not harm our business.

   Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel. In the event of any adverse ruling in any such litigation, we could be required to pay substantial damages, cease the manufacturing, use and sale of infringing products, discontinue the use of certain processes or obtain a license under the intellectual property rights of the third party claiming infringement. A license might not be available on reasonable terms, or at all.

Our operating results are subject to fluctuations because we rely substantially on international sales.

   International sales account for a significant part of our revenues and may account for an increasing portion of our future revenues. As a result, an increasing portion of our revenues may be subject to certain risks, including:

  . changes in regulatory requirements;

  . tariffs and other barriers;

  . timing and availability of export licenses;

  . political and economic instability;

  . difficulties in accounts receivable collections;

  . natural disasters;

  . difficulties in staffing and managing foreign subsidiary and branch operations;

  . difficulties in managing distributors;

  . difficulties in obtaining governmental approvals for communications and other products;

  . foreign currency exchange fluctuations;

  . the burden of complying with a wide variety of complex foreign laws and treaties; and

  . potentially adverse tax consequences.

   We are subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries. Because sales of our products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. Some of our customer purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.

We could incur substantial fines or litigation costs associated with our storage, use and disposal of hazardous materials.

   We are subject to a variety of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. Any failure to comply with present or future regulations could result in the imposition of fines, the suspension of production or a cessation of operations. These regulations could restrict our ability to expand our facilities at the present location or construct or operate a new fabrication facility or could require us to acquire costly equipment or incur other significant expenses to comply with environmental regulations or clean up prior discharges. Since 1993, we have been named as a potentially responsible party, along with a large number of other companies that used Omega Chemical Corporation in Whittier, California to handle and dispose of certain hazardous waste material. We are a member of a large group of potentially responsible parties that has agreed to fund certain remediation efforts at the Omega site, which efforts are ongoing. To date, our payment obligations with respect to these funding efforts have not been material, and we believe that our future obligations to fund these efforts will not have a material adverse effect on our business, financial condition or operating results. Although we believe that we are currently in material compliance with applicable environmental laws and regulations, we cannot assure you that we are or will be in material compliance with these laws or regulations or that our future obligations to fund any remediation efforts, including those at the Omega site, will not have a material adverse effect on our business.

Our ability to manufacture a sufficient number of products to meet demand could be severely hampered by a shortage of water or natural disasters.

   We use significant amounts of water throughout our manufacturing process. Previous droughts in California have resulted in restrictions being placed on water use by manufacturers and residents in California.

In the event of future drought, reductions in water use may be mandated generally, and it is unclear how such reductions will be allocated among California's different users. We cannot be certain that near term reductions in water allocations to manufacturers will not occur. Our existing fabrication facility is, and a potential new fabrication facility may be, located in Southern California and these facilities may be subject to natural disasters such as earthquakes or floods. We do not have earthquake insurance for these facilities, because adequate coverage is not offered at economically justifiable rates. A significant natural disaster, such as an earthquake or flood, could have a material adverse impact on our business, financial condition and operating results.

Our stock price is volatile.

   The market price of our common stock has fluctuated significantly. In the future, the market price of our common stock could be subject to significant fluctuations due to general economic and market conditions and in response to quarter-to-quarter variations in:

  . our anticipated or actual operating results;

  . announcements or introductions of new products;

  . technological innovations or setbacks by us or our competitors;

  . conditions in the semiconductor, telecommunications, data communications or high-speed computing markets;

  . the commencement of litigation;

  . changes in estimates of our performance by securities analysts;

  . announcements of merger or acquisition transactions; and

  . other events or factors.

   In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have affected the market prices of many high technology companies, particularly semiconductor companies, and that have often been unrelated or disproportionate to the operating performance of companies. These fluctuations may harm the market price of our common stock.

The anti-takeover provisions of our certificate of incorporation and of the Delaware general corporation law may delay, defer or prevent a change of control.

   Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, as the terms of the preferred stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of preferred stock. The issuance of preferred stock could have a dilutive effect on our stockholders.

If we issue additional shares of stock in the future, it may have a dilutive effect on our stockholders.

   We have a significant number of authorized and unissued shares of our common stock available. These shares will provide us with the flexibility to issue our common stock for proper corporate purposes, which may include making acquisitions through the use of stock, adopting additional equity incentive plans and raising equity capital. Any subsequent issuance of our common stock may result in immediate dilution of our then current stockholders.

                                USE OF PROCEEDS

   The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

   We are registering for resale certain shares of our common stock held by the stockholders identified below. The following table sets forth:

  . the name of the selling stockholders;

  . the number and percent of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

  . the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

  . the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).

   This information is based on information provided by the selling stockholders and assumes the sale of all of the shares offered by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 126,135,783 shares of common stock issued and outstanding as of September 15, 2000. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

                                          Shares                      Shares
                                       Beneficially                Beneficially
                                      Owned Prior to               Owned After
                                         Offering     Number of      Offering
                                      -------------- Shares Being --------------
Selling Stockholders(1)               Number Percent   Offered    Number Percent
-----------------------               ------ ------- ------------ ------ -------
Randolph Zwetzig..................... 69,963     *      20,849    49,114     *
Donald Bartlett...................... 69,693     *      20,849    49,114     *
Daniel Curran........................ 69,963     *      20,849    49,114     *
Gary Amato........................... 69,963     *      20,849    49,114     *
David Newman.........................  3,565     *       2,246     1,319     *

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1) Of the total shares of common stock listed as owned by the selling stockholders, a total of 65,893 shares are held in an escrow account to secure indemnification obligations of the selling stockholders to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders no later than September 20, 2001. The number of shares indicated as owned by each selling stockholder includes those shares which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

                              PLAN OF DISTRIBUTION

   The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on The Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended.

   The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act.

   In order to comply with the applicable securities laws of certain states, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   In connection with our acquisition of SiLutia, Inc., we have agreed to register the selling stockholders' common stock under applicable federal and state securities laws under certain circumstances and at certain times. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be approximately $25,000.

                                 LEGAL MATTERS

   The validity of the shares of common stock being sold in this offering and other legal matters relating to the offering will be passed upon for us by Cooley Godward LLP, San Diego, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended March 31, 2000, as set forth in their report, which is incorporated by reference in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N. W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning Applied Micro Circuits Corporation may be inspected at The Nasdaq Stock Market at 1735 K Street, N. W., Washington, D.C. 20006. The SEC requires us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

   The following documents filed with the SEC are incorporated by reference in this prospectus:

     1. Our Annual Report on Form 10-K for the year ended March 31, 2000.

     2. All other filings pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above.
     3. The description of our common stock in our registration statement on Form 8-A filed with the SEC on October 10, 1997, including any amendments or reports filed for the purpose of updating such description.

     4. All of the filings pursuant to the Securities Exchange Act after the date of filing of the original registration statement and prior to the effectiveness of the Registration Statement.

   We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Debra Hart, 6290 Sequence Drive, San Diego, CA 92121, telephone: (858) 450-9333.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause actual results to differ materially from the forward-looking statements:

  . timely product development;

  . change in economic conditions of the various markets we serve;

  . opportunities or acquisitions that we pursue; and

  . the availability and terms of financing.

   Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The expenses in connection with the sale of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated)

   SEC Registration Fee................................................ $ 4,189
   Printing and Engraving Expenses..................................... $ 5,000
   Legal Fees and Expenses............................................. $10,000
   Accounting Fees and Expenses........................................ $ 5,000
   Miscellaneous....................................................... $   811
                                                                        -------
       TOTAL........................................................... $25,000
                                                                        =======

Item 15. Indemnification of Directors and Officers.

   Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

   The Registrant's Bylaws provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and may require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against and undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

   In addition, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   The Registrant has entered into separate indemnification agreements with its officers and directors. These agreements may require the Registrant, among other things, to indemnify the directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' insurance if available on reasonable terms. The Registrant maintains director and officer liability insurance.

Item 16. Exhibits

 Exhibit
 Number  Description of Document
 ------- -----------------------
   4.1   Certificate for shares of common stock of the Company.(1)

   5.1   Opinion of Cooley Godward LLP.

  23.1   Consent of Ernst & Young LLP, Independent Auditors.

  23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

  24.1   Power of Attorney (see signature page hereto).

--------
(1) Incorporated by reference to Exhibit 4.1 filed with the Company's registration statement on Form S-1 (File No. 333-37609) filed October 10, 1997, or with any amendments thereto, which registration statement became effective November 24, 1997.

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registration hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriated jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 25, 2000.

                                          Applied Micro Circuits Corporation

                                                  /s/ William E. Bendush
                                          By: _________________________________
                                                     William E. Bendush
                                                Vice President, Finance and
                                                       Administration,
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Rickey and William E. Bendush and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                            Title                       Date
            ---------                            -----                       ----

      /s/ David M. Rickey          Chairman of the Board of            September 25, 2000
_________________________________   Directors, President and Chief
         David M. Rickey            Executive Officer (principal
                                    executive officer)

    /s/ William E. Bendush         Vice President, Finance and         September 25, 2000
_________________________________   Administration, and Chief
       William E. Bendush           Financial Officer (principal
                                    financial and accounting
                                    officer)

   /s/ Roger A. Smullen, Sr.       Vice-Chairman of the Board of       September 25, 2000
_________________________________   Directors
      Roger A. Smullen, Sr.

   /s/ William K. Bowes, Jr.       Director                            September 25, 2000
_________________________________
      William K. Bowes, Jr.

        /s/ Clive Ghest            Director                            September 25, 2000
_________________________________
           Clive Ghest

            Signature                            Title                       Date
            ---------                            -----                       ----

 /s/ Franklin P. Johnson, Jr.      Director                            September 25, 2000
_________________________________
    Franklin P. Johnson, Jr.

       /s/ S. Atiq Raza            Director                            September 25, 2000
_________________________________
          S. Atiq Raza

    /s/ Arthur B. Stabenow         Director                            September 25, 2000
_________________________________
       Arthur B. Stabenow

      /s/ Harvey P. White          Director                            September 25, 2000
_________________________________
         Harvey P. White

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description of Document
 ------- -----------------------
   4.1   Certificate for shares of common stock of the Company.(1)

   5.1   Opinion of Cooley Godward LLP.

  23.1   Consent of Ernst & Young LLP, Independent Auditors.

  23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

  24.1   Power of Attorney (see signature page hereto).

--------
(1) Incorporated by reference to Exhibit 4.1 filed with the Company's registration statement on Form S-1 (File No. 333-37609) filed October 10, 1997, or with any amendments thereto, which registration statement became effective November 24, 1997.